COMPX REPORTS THIRD QUARTER 2015 RESULTS

DALLAS, TEXAS …November 4, 2015 … CompX International Inc. (NYSE MKT: CIX) announced today sales of $26.5 million and operating income of $3.4 million for the third quarter of 2015, which amounts are comparable to the sales and operating income reported a year ago.  Net income for each of the third quarters of 2015 and 2014 was $2.2 million, or $0.18 per diluted share.

For the nine months ended September 30, 2015, sales were $83.3 million compared to $79.1 million in the previous year.  Operating income was $11.4 million for the first nine months of 2015 compared to $10.6 million for 2014.  Net income for the nine months ended September 30, 2015 was $7.5 million or $0.60 per diluted share, compared to $6.9 million, or $0.56 per diluted share, in 2014.

Third quarter net sales for 2015 were comparable to the same period in 2014 as a slight increase in Marine Components sales was offset by a slight decrease in Security Products sales over the comparative period.  Operating income for the third quarter of 2015 is comparable to the same period in 2014 as improved profitability for Marine Components offset a slight decrease in operating margin for Security Products.  The increase in net sales and operating income for the first nine months of 2015 compared to the same period in 2014 is the result of sales growth within Security Products, primarily sales to existing government customers in the first half of 2015, and sales growth in Marine Components, primarily as a result of improved demand for products sold to the waterski/wakeboard boat market.

"Third quarter sales equaled the strong results posted a year ago and continue this year's solid performances in both our Security Products and Marine Components segments," commented David A. Bowers, CEO. "While seasonal demand will subside in the fourth quarter, continued sales growth in our Marine Components segment, fueled by diversification and innovation of our product offerings, is providing the critical mass necessary for consistent profitability and meaningful contribution to the Company's financial success. Security Products sales for the year continue to outpace a very successful 2014, despite the absence of clear signs that general economic conditions are significantly improving. We will continue to carefully monitor sales order rates and economic conditions in all of our markets as we develop plans and allocate resources for the remainder of the year and into 2016."

CompX is a leading manufacturer of security products and recreational marine components.  It operates from four locations in the U.S. and employs approximately 500 people.

Forward-Looking Statements
Statements in this release relating to matters that are not historical facts are forward-looking statements based upon management's belief and assumptions using currently available information.  Although CompX believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements, by their nature, involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, CompX continues to face many risks and uncertainties.  Among the factors that could cause actual future results to differ materially include, but are not limited to, general economic and political conditions, changes in raw material and other operating costs, demand for office furniture, service industry employment levels, competitive products and prices, fluctuations in currency exchange rates, the introduction of trade barriers, potential difficulties in integrating completed acquisitions, the ability to sustain or increase operating income improvement resulting from cost control initiatives, uncertainties associated with the development of new product features and other risks and uncertainties detailed in CompX's Securities and Exchange Commission filings.  Should one or more of these risks materialize or if the consequences worsen, or if the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  CompX disclaims any intention or obligation to publicly update or revise such statements whether as a result of new information, future events or otherwise.

COMPX INTERNATIONAL INC.
SUMMARY OF CONSOLIDATED OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2015	2014	2015

Net sales	$ 26.5	$ 26.5	$ 79.1	$ 83.3
Cost of goods sold	18.4	18.4	54.6	57.5
Gross profit	8.1	8.1	24.5	25.8
Selling, general and administrative expense	4.7	4.7	13.9	14.4
Operating income	3.4	3.4	10.6	11.4
Interest income	-	-	-	0.1
Income before taxes	3.4	3.4	10.6	11.5
Provision for income taxes	1.2	1.2	3.7	4.0
Net income	$ 2.2	$ 2.2	$ 6.9	$ 7.5

Basic and diluted net income
per common share	$ 0.18	$ 0.18	$ 0.56	$ 0.60

Weighted average diluted common
shares outstanding	12.4	12.4	12.4	12.4

COMPX INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31,	September 30,
	2014	2015
Assets		(Unaudited)

Current assets:
Cash and equivalents	$ 45.6	$ 47.9
Accounts receivable, net	8.7	11.6
Inventories, net	16.9	15.4
Deferred income taxes and other	3.0	3.1
Total current assets	74.2	78.0

Goodwill	23.7	23.7
Net property and equipment	33.0	33.0
Other noncurrent	0.6	0.6

Total assets	$ 131.5	$ 135.3

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable and accrued liabilities	$ 12.8	$ 11.3
Income taxes	0.4	0.3
Total current liabilities	13.2	11.6

Deferred income taxes	7.3	7.0
Stockholders' equity	111.0	116.7

Total liabilities and stockholders' equity	$ 131.5	$ 135.3